Exhibit 10.42

EXECUTION VERSION

CONFIDENTIAL SETTLEMENT COMMUNICATION

SUBJECT TO DELAWARE RULE OF EVIDENCE 408

Term Sheet (“Term Sheet”)

The following represent terms with respect to a compromise and settlement (the “Settlement”) of the claims (and any unasserted counterclaims arising out of or relating to the Purchase Agreement (as defined below)) in the action captioned American Realty Capital Properties, Inc. and ARC Properties Operating Partnership, L.P. v. RCS Capital Corporation, C.A. No. 10339-VCG, which is currently pending in the Court of Chancery of the State of Delaware (the “Court”) (the “Delaware Litigation”). American Realty Capital Properties, Inc. and ARC Properties Operating Partnership, L.P. (together, “ARCP”) and RCS Capital Corporation (“RCAP”) will each be referred to herein as a “Party” and together as the “Parties.”

Settlement Background	The Parties agree to resolve their disputes related to the Equity Purchase Agreement, dated as of September 30, 2014, between and among ARCP and RCAP pursuant to which RCAP agreed to purchase all of ARCP’s outstanding equity interests in each of Cole Capital Partners, LLC and Cole Capital Advisors, Inc. (together with their subsidiaries, the “Acquired Companies”) (the “Purchase Agreement”), including any and all claims by any Party that were or could have been asserted in the Delaware Litigation with respect to, arising under or relating to the Purchase Agreement.

Economic Terms	The Parties agree to settle their disputes relating to the Purchase Agreement and the Delaware Litigation based on the following transfers and payments:

a.     Payment to ARCP of $42.7 million in cash, consisting of the $10 million Initial Closing Consideration (as defined in the Purchase Agreement) plus the payment by RCAP within seven (7) business days of execution of this binding Term Sheet of an additional $32.7 million in cash;

b.     Delivery by RCAP to ARCP within seven (7) business days of the execution of this binding Term Sheet of an unsecured promissory note substantially in the form attached hereto as Exhibit A (the “Promissory Note”).

c.     Release of ARCP from its obligation to pay $2 million (or any other payment whatsoever) to RCAP or any of its affiliates in respect of structuring services provided by Realty Capital Securities, LLC to ARCP in connection with ARCP’s May 28, 2014 equity offering.

CONFIDENTIAL SETTLEMENT COMMUNICATION

SUBJECT TO DELAWARE RULE OF EVIDENCE 408

Non-Economic Terms	The settlement described in this Term Sheet shall be documented in a settlement agreement (the “Settlement Agreement”) consistent with the terms and provisions of this binding Term Sheet and negotiated in good faith by the Parties. From and after the date of execution of this binding Term Sheet by all Parties, the Parties shall be obligated to proceed in good faith and as expeditiously as possible to negotiate, finalize, execute and deliver the Settlement Agreement and any ancillary documents contemplated to be executed and delivered in connection therewith, including but not limited to an appropriate order dismissing the Delaware Litigation with prejudice. Notwithstanding the foregoing, this binding Term Sheet is itself a binding agreement between the Parties. Subject to the economic terms described above, the Parties agree, and the Settlement Agreement will contain language reflecting the Parties’ agreement, that:

•      ARCP and RCAP acknowledge and agree that the Purchase Agreement and any other documents and certificates entered into in connection therewith or contemplated thereby (including, without limitation, the Interim Sub-Advisory Agreements, the Wholesaling Agreements, the Employee Leasing Agreement, the Side Letter, the Investment Opportunity Allocation Agreement, the Sub-Advisory Agreements, the Registration Rights Agreement, the Non-Competition and Exclusivity Agreement, the Services Agreement and the CCP Assignment and Assumption Agreement) shall terminate, become null and void and have no effect as of the respective dates any such agreements, documents or certificates were entered into by the Parties.

•      ARCP and RCAP will work together in good faith promptly to identify, settle and terminate, unwind or otherwise discontinue any and all contracts, agreements or other understandings between or among the Parties and any of their respective subsidiaries; provided, however, that the Parties agree to review and preserve any terms of such agreements relating to accessing, preserving and safeguarding information that a Party in good faith believes may be necessary and essential to such Party’s business. For the avoidance of doubt, the Parties agree that any payments due and owing between ARCP (and its subsidiaries) and RCAP (and its subsidiaries) shall be netted and only the net amount due or owing to one Party or the other shall be paid within seven (7) business days of the Parties’ good faith agreement as to the complete schedule of contracts, agreements or other understandings to be settled and terminated, unwound or otherwise discontinued pursuant to the Settlement Agreement.

2

CONFIDENTIAL SETTLEMENT COMMUNICATION

SUBJECT TO DELAWARE RULE OF EVIDENCE 408

•      Effective upon the receipt by ARCP of both the payment by RCAP of $32.7 million and the Promissory Note, ARCP and its subsidiaries shall release all claims against RCAP and its subsidiaries, officers, directors and employees (solely in their capacity as officers, directors and employees of RCAP) that were or could have been asserted in the Delaware Litigation with respect to, or arising from, or related to the Purchase Agreement and the documents and transactions contemplated thereby.

•      Effective upon the receipt by ARCP of both the payment by RCAP of $32.7 million and the Promissory Note, RCAP and its subsidiaries shall release all claims against ARCP and its subsidiaries, officers, directors and employees (solely in their capacity as officers, directors and employees of ARCP) that were or could have been asserted in the Delaware Litigation with respect to, arising from, or related to the Purchase Agreement and the documents and transactions contemplated thereby.

•     ARCP shall discontinue and dismiss with prejudice all claims asserted against RCAP in the Delaware Litigation within one (1) business day of receipt by ARCP of both the payment by RCAP of $32.7 million and the Promissory Note.

•      No Party admits to or concedes liability of any kind.

•      The terms of the Settlement shall be subject to a confidentiality agreement prohibiting any Party from disclosing any of the terms to any person (including but not limited to any proposed assignee of the Promissory Note) except as a Party reasonably believes is required by law or the rules of any stock exchange, or with the prior written consent of the other Party; provided, however, that promptly following the execution of this Term Sheet, ARCP and RCAP shall separately announce the Settlement and the discontinuation of the Delaware Litigation by means of separate press releases in forms to be agreed upon by the Parties in good faith, with approval by either Party not to be unreasonably withheld (the “Press Releases”). Neither Party shall make or cause to be made any public announcement or statement with respect to the subject of the Settlement or the discontinuation of the Delaware Litigation that is contrary to, or inconsistent with, the statements made in the Press Releases, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. Nor shall either Party make or cause to be made any statement with respect to the subject of the Purchase Agreement, the Settlement or the discontinuation of the Delaware Litigation that is disparaging of the other Party or any of its subsidiaries, directors, officers or employees, or its or their reputation, in any way or which would reasonably be expected to lead to unwanted or unfavorable publicity. Nothing herein shall prevent a Party from making any truthful statement, including in connection with any legal proceeding or investigation by any governmental authority.

3

CONFIDENTIAL SETTLEMENT COMMUNICATION

SUBJECT TO DELAWARE RULE OF EVIDENCE 408

• Standard representations and warranties concerning authorization to enter into the agreement, non-reliance on representations outside the agreement, waiver of fraudulent inducement claims.

• Each Party agrees to pay its own costs and expenses, including, without limitation, any attorneys’ fees incurred in connection with the Delaware Litigation and the Settlement.

The parties agree that the Delaware Court of Chancery shall retain jurisdiction over the parties to enforce the terms of this Term Sheet and any Settlement Agreement entered pursuant thereto and to enter such other relief as the Court deems appropriate.

Miscellaneous

Upon execution of the Term Sheet, the Parties shall jointly notify the Court that the parties have reached a settlement, agreed on the Term Sheet and are working to execute the Settlement Agreement.

In the event that a Party does not perform its obligations under this Term Sheet, the other Party shall be entitled to recover from such non-performing Party, and shall be indemnified by such non-performing Party for any and all expenses (including reasonable attorneys’ fees and expenses) incurred by the Party seeking to enforce its rights hereunder.

Governing Law	This binding Term Sheet, the Settlement Agreement and any and all other documents to be executed and delivered in connection therewith (except for the Promissory Note) shall be governed by the laws of the State of Delaware without regard to the principles of conflicts of laws.

4

CONFIDENTIAL SETTLEMENT COMMUNICATION

SUBJECT TO DELAWARE RULE OF EVIDENCE 408

Counterparts; Facsimile or PDF Execution	This Term Sheet may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or by email in PDF format shall constitute originals for all purposes.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

5

CONFIDENTIAL SETTLEMENT COMMUNICATION

SUBJECT TO DELAWARE RULE OF EVIDENCE 408

RCS CAPITAL CORPORATION

By:	/s/ Edward M. Weil, Jr.

Name:	Edward M. Weil, Jr.

Title:	Chief Executive Officer

Date:	12/3/2014

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:	/s/ David Kay

Name:	David Kay

Title:	Chief Executive Officer

Date:	12/3/2014

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.

By: American Realty Capital Properties, Inc., its General Partner

By:	/s/ David Kay

Name:	David Kay

Title:	Chief Executive Officer

Date:	12/3/2014

6

EXHIBIT A

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED PURSUANT TO THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

UNSECURED PROMISSORY NOTE

No. 1

New York, NY
$15,300,000	December ___, 2014

RCS CAPITAL CORPORATION

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, RCS Capital Corporation, a Delaware corporation (the “Issuer”), hereby promises to pay to the order of ARC Properties Operating Partnership, L.P., a Delaware limited partnership (the “Initial Holder”), or his, her or its registered assigns the aggregate principal amount of Fifteen Million Three Hundred Thousand Dollars ($15,300,000) to be paid in such amounts and on each payment date as set forth herein, in each case together with all accrued and unpaid interest thereon as provided herein. The indebtedness evidenced by this Note (as defined below) shall constitute unsecured indebtedness of the Issuer.

1.	Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

“Affiliate” shall mean, when used with respect to a specific Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Rate” means 8.00% per annum.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. § 101 et seq., as now or hereafter in effect or any successor thereto.

“beneficial owner” and the related terms “beneficially owned” and “beneficially own” shall have the meaning as defined in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.

“Change of Control” shall be deemed to have occurred if any of the following occurs:

a)	any Person or “group,” other than the holder of Class B Common Stock as of the date hereof, any of its members, and/or any of their Affiliates, is or becomes the “beneficial owner,” directly or indirectly, of securities of the Issuer representing 50% or more of (i) the combined voting power of all the outstanding securities of the Issuer or (ii) the economic interest of all the outstanding equity securities of the Issuer, voting or otherwise; or

b)	(i) the Issuer or any of its subsidiaries consolidates with, or merges with or into, another Person or “group” (other than a consolidation or merger of the Issuer into the holder of Class B Common Stock as of the date hereof, any of its members and/or any of their Affiliates so long as (x) the Issuer is the surviving entity thereof or (y) the surviving entity expressly assumes the obligations of the Issuer under this Note by operation of law or otherwise), (ii) the Issuer sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Issuer’s and/or its subsidiaries’ assets to another Person or “group” or (iii) any Person consolidates with, or merges with or into, the Issuer or any of its subsidiaries (other than a consolidation or merger of the holder of Class B Common Stock as of the date hereof, any of its members and/or any of their Affiliates with or into the Issuer or any of its subsidiaries so long as if the Issuer is a constituent to such consolidation or merger (x) the Issuer is the surviving entity thereof or (y) the surviving entity expressly assumes the obligations of the Issuer under this Note by operation of law or otherwise), in each case, other than pursuant to a transaction in which (x) the Persons that “beneficially owned,” directly or indirectly, securities of the Issuer, immediately prior to such transaction “beneficially own,” directly or indirectly, immediately after giving effect to such transaction outstanding securities of the continuing or surviving or transferee Person (or any parent thereof) representing 50% or more of the combined voting power of all the outstanding securities of such Person and (y) the Persons that “beneficially owned,” directly or indirectly, equity securities of the Issuer, immediately prior to such transaction “beneficially own,” directly or indirectly, immediately after giving effect to such transaction outstanding equity securities of the continuing or surviving or transferee Person (or any parent thereof) representing 50% or more of the economic interest of all the outstanding equity securities of such Person; or

c)	a transaction, or series of related transactions, in which the holder of Class B Common Stock as of the date hereof or any of its members, and/or any of their Affiliates ceases to “beneficial own,” directly or indirectly, securities representing 50% or more of the combined voting power of all the outstanding securities of Issuer; or

d)	at any time prior to the Maturity Date, a majority of the members of the board of directors of the Issuer cease for any reason (other than due to death, disability or compliance with any policy adopted by the board of directors of the Issuer regarding mandatory retirement age) to be Incumbent Directors;

provided, however, that the exercise by the Issuer of its right to repurchase the issued and outstanding share of the Class B Common Stock shall not constitute, or be deemed to give rise to, a Change of Control.

“Change of Control Payment Date” has the meaning set forth in Section 3.3.

2

“Class B Common Stock” means the Class B common stock of the Issuer, par value $0.001 per share.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Default” means any of the events specified in Section 7 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 7, would, unless cured or waived, become an Event of Default.

“Default Rate” means, at any time, the Applicable Rate plus 2.0%.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

“Event of Default” has the meaning set forth in Section 7.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supranational bodies such as the European Union or the European Central Bank).

“group” shall have the meaning as defined in Section 13(d)(3) of the Exchange Act.

“Holder” means the Initial Holder and each subsequent holder of the Note registered in the Note Register.

“Incumbent Directors” shall mean (i) any of Nicholas S. Schorsch, Mark Auerbach, Jeffrey J. Brown, Peter M. Budko, William M. Kahane, C. Thomas McMillen, Michael Weil and Doug Wood and (ii) any director whose election, or nomination for election by the Issuer’s stockholders, was approved by a vote of at least a majority of the then Incumbent Directors.

“Initial Holder” has the meaning set forth in the introductory paragraph.

“Interest Payment Date” means the last day of each calendar month; provided that if any such day is not a Business Day, then the applicable Interest Payment Date shall be the immediately preceding Business Day.

“Issuer” has the meaning set forth in the introductory paragraph.

“Issue Date” means December [•], 2014.

“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

3

“Mandatory Change of Control Offer” has the meaning given that term in Section 3.3.

“Maturity Date” means the earlier of (a) March 31, 2017 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 8.

“Note” means this unsecured promissory note issued by the Issuer in an aggregate principal amount of Fifteen Million Three Hundred Thousand Dollars ($15,300,000).

“Note Register” has the meaning set forth in Section 5.1(a).

“Optional Redemption Price” the meaning set forth in Section 3.2.

“Parties” or “Party” has the meaning set forth in the introductory paragraph.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

“Record Date” means, with respect to any Interest Payment Date, the date that is fifteen days earlier (whether or not such day is a Business Day) of the applicable Interest Payment Date.

“Redemption Date” has the meaning set forth in Section 3.2.

“Redemption Notice” has the meaning set forth in Section 3.4(a).

“Securities Act” has the meaning set forth in the securities legend.

“Solvent” means, with respect to any Person, that as of the date of determination, such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances.

“Stock” shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Subsidiary” shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

4

“Taxes” has the meaning set forth in Section 9(a).

2.	Issuance of this Note. This Note is a general obligation of the Issuer.

3.	Payment Dates; Redemption.

3.1     Payment Dates. The Issuer shall pay to the Holder a principal amount of this Note equal to (a) $7,650,000, which amount shall be due and payable on March 31, 2016, (b) $3,825,000, which amount shall be due and payable on September 30, 2016 and (c) $3,825,000, which amount shall be due and payable on the Maturity Date, together in each case, with all accrued and unpaid interest thereon. All other amounts payable under this Note, to the extent not paid prior thereto, shall become due and payable on the Maturity Date.

3.2     Optional Redemption. This Note shall be redeemable, in whole or in part, at any time after December 31, 2014 at the option of the Issuer at a redemption price equal to 100% of the outstanding principal amount of this Note to be redeemed plus all accrued and unpaid interest thereon to the date of redemption (the “Optional Redemption Price”). The Issuer shall give the Holder written notice of any redemption pursuant to this Section 3.2 at least five (5) Business Days prior to the date of redemption. The notice shall state the redemption date, which shall be a Business Day (the “Redemption Date”), the Optional Redemption Price (and include a reasonably detailed calculation thereof) and, in accordance with Section 5.3(a), the manner and place of payment. Any notice of redemption given by the Issuer pursuant to this Section 3.2 shall be irrevocable and shall obligate the Issuer to pay the Optional Redemption Price on the Redemption Date.

3.3     Mandatory Redemption. Not later than 1:00 p.m. (New York time), at least twenty (20) days prior to the occurrence of a Change of Control, the Issuer shall make an offer to redeem this Note by providing written notice thereof to the Holder (a “Mandatory Change of Control Offer”), setting forth the proposed date of the Change of Control and the Redemption Date (which shall be the date upon which the Change of Control is consummated) (the “Change of Control Payment Date”), agreeing to redeem this Note at a redemption price equal to 100% of the outstanding principal amount of this Note plus any accrued but unpaid interest thereon to the date of redemption; provided that such Mandatory Change of Control Offer may be conditioned upon the effectiveness of such Change of Control, in which such case, if such condition is not satisfied, such Mandatory Change of Control Offer may be revoked by the Issuer by written notice to the Holder by 9:00 a.m. (New York time) on the Business Day set forth in such specified prepayment notice. On the Change of Control Payment Date, the Issuer shall accept for payment this Note properly tendered at least three (3) Business Days prior to the Change of Control Payment Date.

5

3.4     Redemption Procedures.

(a)     A notice of redemption delivered pursuant to Section 3.2 (the “Redemption Notice”) or Mandatory Change of Control Offer, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.

(b)     The Issuer may not redeem this Note pursuant to Section 3.2 on any date if the principal amount of this Note has been accelerated in accordance with the terms of this Note and such acceleration has not been rescinded, on or prior to the Redemption Date (except in the case of an acceleration resulting from an Event of Default by the Issuer in the payment of the redemption price with respect to such Note).

(c)     In the event of any redemption of this Note in accordance with this Section 3.4, the Issuer shall not be required to issue, register the transfer of or exchange this Note during the fifteen (15) calendar day period prior to the date on which the Redemption Notice is deemed to have been given to the Holder of this Note.

4.	Interest.

4.1     Interest. Except as otherwise provided herein, this Note shall bear interest at the Applicable Rate from the date hereof until the Maturity Date.

4.2     Interest Payment Dates. Interest shall be payable in cash monthly in arrears to the Person who is the registered Holder of this Note at close of business on Record Date immediately preceding the applicable Interest Payment Date.

4.3     Default Interest. During the continuance of an Event of Default, the Issuer shall pay to the Holder interest at the Default Rate on the outstanding principal amount of this Note and on any other amount payable by the Issuer hereunder (including accrued but unpaid interest to the extent permitted under applicable Law). Interest payable at the Default Rate shall be payable upon demand and in cash.

4.4     Computation of Interest. All computations of interest shall be made on the basis of a year of 365 days (or 366 days in the case of a leap year), and the actual number of days elapsed (including the first day but excluding the last day).

4.5     Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on this Note shall exceed the maximum rate of interest permitted to be charged under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law and that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable Law shall be deemed a voluntary prepayment of principal.

6

5.	Note Register; Payment Mechanics.

5.1     Note Register.

(a)     The Issuer shall cause to be kept at its principal office a register for the registration and transfer of this Note (the “Note Register”). The name and address of the Holder of this Note, any transfer of this Note, and the name and address of the transferee of this Note shall be registered in the Note Register.

(b)     The Person in whose name this Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Note, and the Issuer shall not be affected by any notice to the contrary, until due presentment of such Note for registration of transfer so provided in this Section 5.1. Payment of or on account of the principal, and interest on this Note shall be made to or upon the written order of such registered holder.

(c)     When this Note is presented to the Issuer with a request to register the transfer of this Note, the Issuer shall register the transfer as requested if requirements set for under Section 5.6 herein, are met.

(d)     The Person in whose name this Note is registered on the Note Register at the close of business on any Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date. Interest shall be payable at the office or agency of the Issuer maintained by the Issuer for such purposes. This Note will be payable both as to principal and interest by Federal funds wire transfer of lawful money of the United States to the Holder’s account in any bank in the United States as may be designated and specified in writing by the Holder at least two Business Days prior thereto.

5.2     Delivery Expenses. If the Holder surrenders this Note to the Issuer for any reason, the Issuer agrees to pay the cost of delivering to the Holder’s home office or to the office of the Holder’s designee from the Issuer, the Note issued in substitution, replacement or exchange for, the surrendered Note.

5.3     Direct Payment.

(a)     The Issuer will pay or cause to be paid all amounts payable with respect to this Note (without any presentment of this Note and without any notation of such payment being made thereon) by crediting (before 1:00 p.m., New York time), by intra-bank or Federal funds bank wire transfer in same day funds in U.S. Dollars to the Holder’s account in any bank in the United States as may be designated and specified in writing by the Holder at least two Business Days prior thereto.

7

(b)     Notwithstanding anything to the contrary contained in this Note, if any principal amount payable with respect to this Note is payable, at maturity, upon redemption, or otherwise, on a day which is not a Business Day, then the Issuer shall pay such amount on the next succeeding Business Day, and interest shall accrue on such amount until the date on which such amount is paid and payment of such accrued interest shall be made concurrently with the payment of such amount; provided that the Issuer may elect to pay in full (but not in part) any such amount on the last Business Day prior to the date such payment otherwise would be due, and no such additional interest shall accrue on such amount. Notwithstanding anything to the contrary contained in this Note, if any interest payable with respect to this Note is payable on a day which is not a Business Day, then the Issuer may elect to pay in full (but not in part) any such interest on the last Business Day prior to the date such payment otherwise would be due, and such diminution in time shall be included in the computation of the interest payment.

5.4     Lost, etc. Notes. If a mutilated Note is surrendered to the Issuer or if the Holder of this Note claims and submits an affidavit or other evidence, reasonably satisfactory to the Issuer to the effect that this Note has been lost, destroyed or wrongfully taken, the Issuer shall issue a replacement Note if the customary requirements relating to replacement securities are reasonably satisfied. If required by the Issuer, the Holder must provide an indemnity bond, or other form of indemnity, sufficient in the reasonable judgment of the Issuer to protect the Issuer from any loss which it may suffer if a Note is replaced. The affidavit of the Holder at the time of loss, setting forth the fact of loss, theft or destruction and of its ownership of this Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the unsecured written agreement of the Holder reasonably satisfactory to the Issuer to indemnify the Issuer or, at the option of the Issuer, an indemnity bond in the amount of the Note remaining outstanding. Every replacement Note is an obligation of the Issuer.

5.5     Other Covenants. The Issuer further covenants and agrees not to, and to ensure that no affiliate (as defined in Rule 501(b) of the Securities Act) of the Issuer will, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the issuance of this Note in a manner that would require the registration under the Securities Act of the issuance of this Note.

8

5.6     Transfer Restrictions. No transfer or sale (including, without limitation, by pledge or hypothecation) of this Note by the Holder which is otherwise permitted hereunder shall be effective unless such transfer or sale is made (i) pursuant to an effective registration statement under the Securities Act and a valid qualification under applicable state securities or “blue sky” laws or (ii) without such registration or qualification as a result of the availability of an exemption therefrom, and if reasonably requested by the Issuer, counsel for such transferee (who may be in-house) shall have furnished the Issuer with an opinion, reasonably satisfactory in form and substance to the Issuer, to the effect that no such registration is required because of the availability of an exemption from the registration requirements of the Securities Act; provided, however, that with respect to transfers by the Holder to any of its Affiliates, no such opinion shall be required. For the avoidance of doubt, no consent of the Issuer shall be required in connection with the transfer or sale made in compliance with this Section 5.6 and Section 10.2.

5.7     Replacement Notes. All Notes issued by the Issuer shall be in form and substance identical to this Note other than the principal amount and the Holder thereof. Any Note issued by the Issuer in connection with redemptions of this Note as permitted hereunder will be in the principal amount of One Thousand Dollars ($1,000) (except in the case of any redemption following which the aggregate principal amount remaining is less than $1,000) or integral multiplies of One Thousand Dollars ($1,000) or excess thereof.

6.     Affirmative Covenants. So long as any principal of, or any other amount under, this Note remains unpaid and outstanding, the Issuer covenants to the Holder of this Note as follows:

(a)     Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence; and

(b)     Provide prompt notice of the occurrence of, after the Issuer becomes aware of any such event, any Default or Event of Default hereunder.

7.     Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” hereunder:

(a)     default in any payment of interest on this Note or any other amount (other than principal) payable hereunder when and as the same shall become due and payable, and the default continues for a period of five (5) days;

(b)     default in the payment of principal of this Note when and as the same shall become due and payable, upon any required redemption, upon declaration of acceleration or otherwise;

(c)     failure by the Issuer to issue a Mandatory Change of Control Offer in accordance with Section 3.3, and such failure is not cured within five (5) days after the due date for such notice;

(d)     any representation or warranty made in this Note shall prove to have been untrue in any material respect when so made and which breach materially adversely affects the ability of the Issuer to perform its obligations under this Note;

9

(e)     failure by the Issuer to comply with any of its other covenants or agreements contained in this Note and such failure shall continue for thirty (30) days after receipt by the Issuer of written notice thereof from the Holder;

(f)     default by the Issuer with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of Twenty Eight Million Seven Hundred and Fifty Thousand Dollars ($28,750,000) (or its foreign currency equivalent) in the aggregate of the Issuer whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

(g)     a final judgment for payment of Twenty Eight Million Seven Hundred and Fifty Thousand Dollars ($28,750,000) (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) rendered against the Issuer, which judgment is not discharged or stayed within sixty (60) days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced or (ii) the date on which all rights to appeal have extinguished;

(h)     the Issuer shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Issuer or its debts under bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of trustee, receiver, liquidator, custodian or other similar official of the Issuer or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

(i)     an involuntary case or other proceeding shall be commenced against the Issuer seeking liquidation, reorganization or other relief with respect to the Issuer or debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of trustee, receiver, liquidator, custodian or other similar official of the Issuer or any substantial part of its property, and such involuntary care or other proceeding shall remain undismissed and unstayed for a period of ninety (90) consecutive days.

8.	Remedies.

8.1     Acceleration of Note. If an Event of Default (other than an Event of Default specified in clause (h) or (i) of Section 7) occurs and is continuing, the Holder, by notice to the Issuer, may declare the unpaid principal of and any accrued interest on this Note to be due and payable, and immediately upon such declaration, the principal and interest shall be due and payable. If an Event of Default specified in clause (h) or (i) of Section 7 occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder.

10

8.2     Other Remedies.

(a)     If an Event of Default occurs and is continuing, the Holder may pursue any rights and remedies available under this Note and applicable law to collect the payment of principal or interest on this Note or to enforce the performance of any provision of this Note.

(b)     A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

9.     Taxes; Tax Assurances.

(a)     The Issuer shall make all payments, whether on account of principal, interest or otherwise, free of and without deduction or withholding for any present or future taxes, duties or other charges (“Taxes”), unless otherwise required by Law.

(b)     Each of the Issuer and the Holder acknowledges that it is intended that this Note shall not be readily tradable on an “established securities market” and each of the Holder and the Issuer agrees that he or it will not take any action that would result in this Note being traded on an established securities market. Any transfer of this Note on an established securities market shall be null and void. As used herein, “established securities market” means (i) a national securities exchange which is registered under Section 6 of the Exchange Act (15 U.S.C. 78f), (ii) an exchange which is exempted from registration under Section 5 of the Exchange Act (15 U.S.C. 78e) because of its limited volume of transactions, and (iii) any over-the-counter market (within the meaning of Treasury Regulations Section 1.453-3(d)(4)).

10.     Miscellaneous.

10.1     Notices.

(a)     All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing:

(i)     If to the Issuer:

RCS Capital Corporation

405 Park Ave, 14th floor

New York, NY 10022

Attention: James A. Tanaka, General Counsel

Facsimile: 646-861-7743

11

With copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attn: James P. Smith III, Esq.

Telephone: 212-294-4633

Facsimile: 212-294-4700

If to the Holder which acquired this Note from the Issuer on the Issue Date at the address or facsimile number set forth on Exhibit A hereto or, in the case of another Holder, at the address or facsimile number provided by such Holder to the Issuer.

With copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael J. Aiello, Esq. and Matthew J. Gilroy, Esq.

Telephone: 212-310-8552

Facsimile: 212-310-8007

(b)     Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received, (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next Business Day) and (iii) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

10.2     Successors and Assigns. This Note shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties.  The Holder may assign this Note in whole (but not in part); provided, that the Initial Holder (but not any other Holder) shall (x) provide the Issuer prior notice before marketing the Note to any proposed assignee and (y) provide the Issuer prior written notice at least ten (10) Business Days prior to any proposed assignment to a proposed assignee; provided, further, that, if, the Initial Holder has not, within five (5) Business Days from the date of the written notice required by clause (y), received from the Issuer a notice of redemption of the whole principal amount of the Note in accordance with Section 3.2, the Initial Holder can consummate such assignment at any time. The Issuer’s rights or obligations hereunder or any interest herein may not be assigned or delegated by the Issuer to any Person without the prior written consent of the Holder (and any attempted assignment or transfer by the Issuer without such consent shall be null and void).

12

10.3     GOVERNING LAW; SUBMISSION TO JURISDICTION. ThIS Note shall be governed by and constructed in accordance with the internal laws of the state of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and Rule 327(b) of the New York Civil Practice Laws and Rules. The Issuer and the Holder hereby irrevocably submit to the EXCLUSIVE jurisdiction of any New York State Court sitting in the borough of Manhattan in the city of New York or any Federal Court Sitting in the borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to thIS Note, and irrevocably accept for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. The Issuer and the Holder irrevocably waive, to the fullest extent they may effectively do so under applicable law, any objection which they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any such claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. Nothing herein shall affect the right of any holder of a note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer in any other jurisdiction.

10.4     Waiver of Jury Trial. EACH OF The Issuer and THE Holder waives, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE.

10.5     Independence of Covenants. All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

13

10.6     Note Solely A Corporate Obligation. No recourse for the payment of the principal of or accrued and unpaid interest on this Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer under this Note shall be had against any stockholder, employee, agent, officer, member of the Board of Directors or subsidiary, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation whether by virtue of any constitution, statue or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the issue of this Note.

10.7     Revival and Reinstatement of Obligations. If the Holder repays, refunds, restores, or returns in whole or in part, any payment or property previously paid or transferred to the Holder in full or partial satisfaction of any obligation evidenced by this Note, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any Law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because the Holder elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that the Holder elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of the Holder related thereto, the liability of the Issuer with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist.

10.8     Waiver of Notice. The Issuer hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

10.9     Amendments and Waivers.

(a)     Written Agreement. Neither this Note nor any provision hereof, may be amended, waived or modified except pursuant to an agreement in writing entered into between the Issuer and the Holder.

(b)     Notation on or Exchange of Notes. If an amendment or waiver changes the terms of this Note, the Issuer may require the Holder to deliver this Note to the Issuer so that it may place an appropriate notation on this Note about the changed terms and return it to the Holder.

10.10    Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

14

10.11      No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Holder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

10.12      Electronic Execution. The words “execution”, “signed”, “signature”, and words of similar import in this Note shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable Law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. Law §§ 301-309), or any other similar state Laws based on the Uniform Electronic Transactions Act.

10.13      Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.14      Expenses. The Issuer agrees to pay all reasonable out-of-pocket expenses incurred by the Holder in connection with the administration of this Note or in connection with any amendments, modifications or waivers of the provisions hereof or thereof or incurred by the Holder in connection with the enforcement or protection of its rights under this Note, including in connection with any refinancing or restructuring of the credit arrangements provided under this Note in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings the reasonable fees, charges and disbursements of one New York counsel (and counsel in each other relevant local jurisdiction) for the Holder. The agreements in this Section 10.14 shall survive repayment of all of the indebtedness evidenced by this Note. All amounts due under this Section 10.14 shall be paid promptly following receipt by the Issuer of an invoice relating thereto setting forth such expenses in reasonable detail

10.15.     Effectiveness of Note. This Note shall become effective at and as of the date hereof.

10.16.     No Set-off, etc. The Issuer hereby waives, for the benefit of the Holder, any rights to set-offs, recoupments and counterclaims.

15

11.      Representations and Warranties. The Issuer hereby represents and warrants as of the date hereof as follows:

(a)     Organization and Qualification. The Issuer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b)     Power and Authority. The Issuer is duly authorized to execute, deliver and perform its obligations under this Note. The execution, delivery and performance of this Note have been duly authorized by all necessary action, and do not (i) require any consent or approval of any equity holders of the Issuer, other than those already obtained; (ii) contravene the organizational documents of the Issuer; or (iii) violate or cause a default under any material applicable Law;

(c)     Enforceability. This Note is a legal, valid and binding obligation of the Issuer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally;

(d)     Solvency. The Issuer is Solvent;

(e)     No Defaults. No event or circumstance has occurred or exists with respect to the Issuer that constitutes an Event of Default under Sections 7(f) through 7(i) hereof; and

(f)     Not a Regulated Entity. The Issuer is not an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940.

[SIGNATURE PAGE FOLLOWS]

16

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

RCS CAPITAL CORPORATION

By:
Name: Edward M. Weil, Jr.
Title: Chief Executive Officer

[Signature Page to Unsecured Promissory Note]

Exhibit A

Address and Facsimile Number for Notice:

ARC Properties Operating Partnership, L.P.

405 Park Ave, 15th floor

New York, NY 10022

Attention: Richard A. Silfen, General Counsel

Facsimile: (480) 449-7029

1